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                                                                    EXHIBIT 99.1

            BRIGGS & STRATTON CORPORATION TO ACQUIRE GENERAC PORTABLE
         PRODUCTS; TRANSACTION WILL COMBINE TWO INDUSTRY LEADERS IN THE
                            FIELD OF POWER GENERATION


MILWAUKEE, March 1, 2001/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

         Briggs & Stratton announced today that it has signed a letter of intent to acquire Generac Portable Products, Inc. of Jefferson, Wisconsin for $55 million in cash. Total consideration at closing, which will include an anticipated $215 million of outstanding debt, is expected to be $270 million. The letter of intent also includes an earnout provision based on future earnings through June 2002. Generac Portable Products, a leading designer, manufacturer and marketer of generators and pressure washers, had net sales of $90 million for the six months ended December 31, 2000 and anticipates net sales of approximately $250 million for the twelve months ending July 1, 2001. Briggs & Stratton currently believes the acquisition may have a neutral to slightly negative effect on earnings per share for fiscal 2001 and will be accretive to earnings in fiscal 2002 by $.10 to $.20 per share and $.25 to $.35 per share in fiscal 2003. Cost synergies resulting from the combination are expected to be modest. Completion of the transaction is subject to negotiation of a definitive agreement and other customary conditions for a transaction of this type. The transaction is targeted for closing in Briggs & Stratton's fiscal fourth quarter.

         "The acquisition will bring together two companies who share the vision of strong future growth for portable and standby generator products as dependable sources of power become an ongoing issue in the U.S. and markets around the world," states John S. Shiely, Briggs & Stratton Corporation's president and chief operating officer.

         Generac Portable Products is the first acquisition by Briggs & Stratton where the acquired company is the manufacturer of a consumer product. "Briggs & Stratton historically has been only an engine supplier to original equipment manufacturers. We believe there can be significant value creating opportunities in combining the breadth and quality of Generac Portable Products' product lines with the brand equity associated with the Briggs & Stratton name," said Shiely. "As the powered product markets continue to evolve, the need for closer alliances with other original equipment manufacturers will be continually evaluated."

         "We're excited about this combination," said Dorrance Noonan, president and chief executive officer of Generac Portable Products. "We pride ourselves as being this industry segment's leader in product innovation and responsiveness to customers' needs for value delivery. We believe our leadership in these areas will be further enhanced through an even more integrative approach to meeting the market's needs."

         In the twelve months ended July 2, 2000, approximately 9% of Briggs & Stratton's engine unit sales were for generator and pressure washer applications. Briggs & Stratton is a major engine supplier to the markets for these products and will continue to aggressively pursue supplying engines to all original equipment manufacturers of generators and pressure washers, competing on quality, delivery, price and breadth of engine product offerings.

         Generac Portable Products, Inc. (http://www.generac-portable.com) is a leading designer, manufacturer and marketer of engine-powered tools for use in consumer and commercial applications. The company's two principal product lines are portable generators and pressure washers. The company sells through national retail chains such as Lowe's, Sears, and The Home Depot. Company-wide employment totals approximately 650 people, who are located primarily in Wisconsin. Products are sold under the GENERAC PORTABLE PRODUCTS brand and other selected customer in-house brand names.

         Briggs & Stratton Corporation is the world's largest producer of air-cooled gasoline engines for outdoor power equipment. The company designs, manufactures, markets and services these products for original equipment manufacturers worldwide. Briggs & Stratton employs approximately 7,200 people and had fiscal 2000 sales of $1.6 billion.

         Briggs & Stratton will host a conference call today, March 1, 2001 at 11:00 a.m. (EST) to discuss the proposed transaction. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com. Also available is a dial-in number to access the call real time at (877)-679-9051. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (800) 615-3210 to access the replay. The pass code will be 5024440.

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         This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words "anticipate", "believe", "estimate", "expect", "objective", and "think" or similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things, the completion of the transaction; anticipated sales and manufacturing levels; operating expenses; interest expense; the effects of weather on consumer purchasing patterns for generators; the seasonal nature of the generator and pressure washer business; the speed and timing of the reduction of generator inventories remaining from Y2K; actions of competitor engine and original equipment manufacturers; changes in laws and regulations, including accounting standards; employee relations; customer demand; prices of purchased raw materials and parts; domestic economic conditions, including housing starts and changes in consumer disposable income; and other factors that may be disclosed from time to time in SEC filings or otherwise. Some or all of the factors may be beyond the Company's control.

/CONTACT: James E. Brenn, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/(BGG)